Exhibit 10.20
February 25, 2020

Lisa Checchio
[__]
[__]

Dear Ms. Checchio:

We are pleased to confirm the terms and conditions of your employment with Wyndham Hotels & Resorts, Inc. (the “Company”) as Chief Marketing Officer effective as of February 15, 2020 (the “Effective Date”). This position reports to the Chief Executive Officer of the Company.

Your base salary, paid on a biweekly basis, will be $16,346.15, which equates to an annualized base salary of $425,000.

You will be eligible to participate in the Company’s annual incentive compensation plan as in effect from time to time (the “AIP”), with a target annual incentive compensation award opportunity equal to 75% of your eligible base salary, and with your actual annual incentive compensation award (if any) determined based upon the attainment of one or more performance goals established by the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”). Your annual incentive compensation award will be paid to you at such time as shall be determined by the Compensation Committee, but in no event later than the last day of the calendar year immediately following the calendar year in which such annual incentive compensation award is earned.

You will be eligible for executive perquisites, which currently include Company-provided automobile and financial planning assistance; however, our program is subject to change from time to time. In accordance with our reimbursement policy, as the same may be amended from time to time, the Company will reimburse all taxable business expenses to you on or before the last day of your taxable year following the taxable year in which the expenses are incurred.

Per the Company’s standard policy, this letter agreement (this “Agreement”) is not intended, nor should it be considered, to be an employment contract for a definite or indefinite period of time. As you know, employment with the Company is at will, and either you or the Company may terminate your employment at any time, with or without Cause and with or without prior notice. For purposes of this Agreement, “Cause” means any of the following: (a) your willful failure to substantially perform your duties as an employee of the Company or any subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), (b) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by you against the Company or any subsidiary, (c) your conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal), (d) your gross negligence in the performance of your duties, or (e) your purposefully or negligently making (or having been found to have made) a false certification to the Company pertaining to its financial statements. Unless the Company reasonably determines in its sole discretion that your conduct is not subject to cure, then the Company will provide notice to you of its intention to terminate your employment for Cause hereunder, along with a description of your conduct which the Company believes gives rise to Cause, and provide you with a period of fifteen (15) days in which to cure such conduct and/or challenge the Company’s determination that Cause exists hereunder; provided, however, that (i) the determination of whether such conduct has been cured and/or gives rise to Cause shall be made by the Company in its sole discretion; and (ii) the Company shall be entitled to immediately and unilaterally restrict or suspend your duties during such fifteen (15)-day period pending such determination.

In the event your employment with the Company is terminated by the Company other than for Cause (not, for the avoidance of doubt, due to your death or your Disability (as such term is defined in the Company’s long-term disability plan)) (a “Qualifying Termination”), subject to the terms and conditions set forth in this Agreement, you will receive severance pay equal to 200% multiplied by the sum of: (a) your then current base salary; plus (b) an amount equal to the highest annual incentive compensation award paid to you with respect to the three (3) fiscal years of the Company immediately preceding the fiscal year in which your termination of employment occurs, but in no event shall the amount (b) exceed 100% of your then current base salary. In the event you become entitled to severance pay under the circumstances described in this Agreement during the three (3) years following the Effective Date, the amount in subsection (b) above shall be no less than your then current base salary.

The severance pay will be paid to you in the form of a cash lump sum payment, less all applicable withholdings and deductions, in the first payroll period following the date on which the separation agreement referenced in the following paragraph becomes effective and non-revocable; provided that, to the extent your severance payment is subject to Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance issued thereunder (collectively, “Code Section 409A”), your termination of employment must constitute a “separation from service” under Code Section 409A; provided, further, that in the event the period during which you are entitled to consider (and revoke, if applicable) such separation agreement spans two calendar years, then any payment that otherwise would have been payable during the first calendar year will in no case be made until the later of (a) the end of the revocation period (assuming that you do not revoke) and (b) the first business day of the second calendar year (regardless of whether you used the full time period allowed for consideration), as and to the extent required for purposes of Code Section 409A; and provided, further, that the Company shall have the right to offset against such severance pay any then-existing documented and bona fide monetary debts you owe to the Company or any of its subsidiaries, to the extent permissible under Code Section 409A.

The above provision of severance pay is subject to, and contingent upon, your execution and non-revocation of a separation agreement, in such form as is determined by the Company, within sixty (60) days of your termination date. Such separation agreement will require you to release all of your actual and purported claims against the Company and its affiliates (including, without limitation, the Company’s affiliated individuals and entities) and will be in substantially the form attached hereto as Exhibit A.

You agree that you will, with reasonable notice during or after your employment with the Company, furnish such information as may be in your possession and fully cooperate with the Company and its affiliates as may be requested in connection with any claims or legal action in which the Company or any of its affiliates is or may become a party. During your employment, you will comply in all respects with the Company’s Business Principles, policies and standards. After your employment with the Company, you will cooperate as reasonably requested with the Company and its affiliates in connection with any claims or legal actions in which the Company or any of its affiliates is or may become a party. The Company agrees to reimburse you for any reasonable out-of-pocket expenses incurred by you by reason of such cooperation, including any loss of salary due, to the extent permitted by law, and the Company will make reasonable efforts to minimize interruption of your life in connection with your cooperation in such matters as provided for in this paragraph.

You recognize and acknowledge that all information pertaining to this Agreement or to the affairs; business; results of operations; accounting methods, practices and procedures; members; acquisition candidates; financial condition; clients; customers or other relationships of the Company or any of its affiliates (“Information”) is confidential and is a unique and valuable asset of the Company or any of its affiliates. Access to and knowledge of certain of the Information is essential to the performance of your duties under this Agreement. You will not, during your employment with the Company or thereafter, except to the extent reasonably necessary in performance of your duties under this Agreement, give to any person, firm, association, corporation, or governmental agency any Information, except as may be required by law. You will not make use of the Information for your own purposes or for the benefit of any person or organization other than the Company or any of its affiliates. You will also use your best efforts to prevent the disclosure of this Information by others. All records, memoranda, etc. relating to the business of the Company or its affiliates, whether made by you or otherwise coming into your possession, are confidential and will remain the property of the Company or its affiliates.

Upon a Qualifying Termination, you will be eligible to vest in and be paid a pro-rata portion of any performance-based long-term incentive award (excluding stock options and stock appreciation rights) that you may hold at the time of such Qualifying Termination, with such pro-ration based upon the portion of the full performance period during which you were employed by the Company plus twelve (12) months (or, if less, assuming your continued employment for the entire performance period remaining after your Qualifying Termination); provided that the performance goals applicable to the performance-based long-term incentive award are achieved. Payment of any such vested performance-based long-term incentive award will occur at the same time that such performance-based long-term incentive awards are paid to actively-employed employees generally. In addition, all long-term incentive awards that are not subject to performance-based vesting and that would have otherwise vested within the twelve (12)-month period following your Qualifying Termination will become vested upon your Qualifying Termination, and any such long-term incentive awards which are stock options or stock appreciation rights will remain outstanding for a period of two (2) years (but not beyond the original expiration date) following your Qualifying Termination. This paragraph shall not supersede or replace any provision or right relating to the acceleration of the vesting of any long-term incentive award (whether or not performance-based) in the event of a change in control of the Company or your death or disability, whether pursuant to an applicable stock plan document or award agreement.

Although the Company does not guarantee to you any particular tax treatment relating to any payments made or benefits provided to you in connection with your employment with the Company, it is intended that such payments and benefits be exempt from, or comply with, Code

Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Code Section 409A.

You hereby acknowledge and agree to the dispute resolution provisions set forth in Appendix A attached hereto.

This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by the internal laws of that state.

Thank you for your continued contribution to the success of our company.

Sincerely,

By: Wyndham Hotels & Resorts, Inc.

/s/ Mary R. Falvey
Name: Mary R. Falvey
Title: Chief Administrative Officer

ACKNOWLEDGED AND ACCEPTED:

/s/ Lisa Checchio
Name: Lisa Checchio
Date: August 7, 2020

APPENDIX A

1.You and the Company mutually consent to the resolution by final and binding arbitration of any and all disputes, controversies, or claims related in any way to your employment and/or relationship with the Company, including, without limitation, any dispute, controversy or claim of alleged discrimination, harassment, or retaliation (including, but not limited to, claims based on race, sex, sexual preference, religion, national origin, age, marital or family status, medical condition, or disability); any dispute, controversy, or claim arising out of or relating to any agreements between you and the Company, including this Agreement; and any dispute as to the ability to arbitrate a matter under this Agreement (collectively, “Claims”); provided, however, that nothing in this Agreement shall require arbitration of any Claims which, by law, cannot be the subject of a compulsory arbitration agreement, and nothing in this Agreement shall be interpreted to mean that you are precluded from filing complaints with the Equal Employment Opportunity Commission or the National Labor Relations Board.

2.Any party who is aggrieved will deliver a notice to the other party setting forth the specific points in dispute within the same statute of limitations period applicable to such Claims. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to arbitration in New York, New York, in the Borough of Manhattan, to JAMS, before a single arbitrator appointed in accordance with the Employment Arbitration Rules and Procedures of JAMS (“JAMS Rules”) then in effect, modified only as herein expressly provided. The arbitrator shall be selected in accordance with the JAMS Rules; provided that the arbitrator shall be an attorney (i) with at least ten (10) years of significant experience in employment matters and/or (ii) a former federal or state court judge. After the aforesaid twenty (20) days, either party, upon ten (10) days’ notice to the other, may so submit the points in dispute to arbitration. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The arbitrator will be empowered to award either party any remedy, at law or in equity, that the party would otherwise have been entitled to, had the matter been litigated in court; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The arbitrator shall issue a decision or award in writing, stating the essential findings of fact and conclusions of law. Any judgment on or enforcement of any award, including an award providing for interim or permanent injunctive relief, rendered by the arbitrator may be entered, enforced, or appealed in any court having jurisdiction thereof. Any arbitration proceedings, decision, or award rendered hereunder, and the validity, effect, and interpretation of this arbitration provision, shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

3.Each party to any dispute shall pay its own expenses, including attorneys' fees; provided, however, that the Company shall pay all reasonable costs, fees, and expenses that you would not otherwise have been subject to paying if the Claim had been resolved in a court of competent jurisdiction.

4.The parties agree that this Appendix A has been included to rapidly, inexpensively and confidentially resolve any disputes between them, and that this Appendix A will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, except as otherwise provided in Paragraph 1 herein, other than (i) any action seeking a restraining order or other injunctive or equitable relief or order in aid of arbitration or to compel arbitration from a court of competent jurisdiction, (ii) any action seeking interim injunctive or equitable relief from the arbitrator pursuant to the JAMS Rules or (iii) post-arbitration actions seeking to enforce an arbitration award from a court of competent jurisdiction. IN THE EVENT THAT ANY COURT DETERMINES THAT THIS ARBITRATION PROCEDURE IS NOT BINDING, OR OTHERWISE ALLOWS ANY LITIGATION REGARDING A DISPUTE, CLAIM, OR CONTROVERSY COVERED BY THIS AGREEMENT TO PROCEED, THE PARTIES HERETO HEREBY WAIVE ANY AND ALL RIGHT TO A TRIAL BY JURY IN OR WITH RESPECT TO SUCH LITIGATION.

5.The parties will keep confidential, and will not disclose to any person, except to counsel for either of the parties and/or as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof. Accordingly, you and the Company agree that all proceedings in any arbitration shall be conducted under seal and kept strictly confidential. In that regard, no party shall use, disclose, or permit the disclosure of any information, evidence, or documents produced by any other party in the arbitration proceedings or about the existence, contents, or results of the proceedings, except as necessary and appropriate for the preparation and conduct of the arbitration proceedings, or as may be required by any legal process, or as required in an action in aid of arbitration, or for enforcement of or appeal from an arbitral award. Before making any disclosure permitted by the preceding sentence, the party intending to make such disclosure shall give the other party reasonable written notice of the intended disclosure and afford such other party a reasonable opportunity to protect its interests (e.g., by application for a protective order and/or to file under seal).

EXHIBIT A

FORM OF RELEASE

As a condition precedent to Wyndham Hotels & Resorts, Inc. (the “Company”) providing the consideration set forth in [Paragraph 6 of the employment letter agreement]/[Section 6(A)(i)-(iii) of the Employment Agreement], dated ______, [____] (the “Employment Agreement”), to which this Release is attached as Exhibit A (this “Release”), on or following the “ADEA Release Effective Date” (as defined below) to the undersigned executive (“Executive”), Executive hereby agrees to the terms of this Release as follows:

1.Release.

(a)    Subject to Section 1(c) below, Executive, on behalf of Executive and Executive’s heirs, executors, administrators, successors and assigns, hereby voluntarily, unconditionally, irrevocably and absolutely releases and discharges the Company, its parent, and each of their subsidiaries, affiliates and joint venture partners, and all of their past and present employees, officers, directors, agents, owners, shareholders, representatives, members, attorneys, partners, insurers and benefit plans, and all of their predecessors, successors and assigns (collectively, the “Released Parties”) from any and all claims, demands, causes of action, suits, controversies, actions, cross-claims, counter‑claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, any other damages, claims for costs and attorneys’ fees, losses or liabilities of any nature whatsoever in law and in equity and any other liabilities, known or unknown, suspected or unsuspected of any nature whatsoever (hereinafter, “Claims”) that Executive has or may have against the Released Parties: (i) from the beginning of time through the date upon which Executive signs this Release; (ii) arising from or in any way related to Executive’s employment or termination of employment with any of the Released Parties; (iii) arising from or in any way related to any agreement with any of the Released Parties, including but not limited to the Employment Agreement; and/or (iv) arising from or in any way related to awards, policies, plans, programs or practices of any of the Released Parties that may apply to Executive or in which Executive may participate, in each case, including, but not limited to, under any federal, state or local law, act, statute, code, order, judgment, injunction, ruling, decree, writ, ordinance or regulation, including, but not limited to, any Claims under the Age Discrimination in Employment Act, as amended (the “ADEA”).

(b)    Executive understands that Executive may later discover claims or facts that may be different than, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this Release and the releases in this Section 1, and which, if known at the time of executing this Release, may have materially affected this Release or Executive’s decision to enter into it. Executive hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

(c)    This Release is not intended to bar or affect (i) any Claims that may not be waived by private agreement under applicable law, such as claims for workers’ compensation or unemployment insurance benefits, (ii) vested rights under the Company’s 401(k) or pension plan, [(iii) rights to indemnification under Section 9 of the Employment Agreement,] (iv) any right to the payments and benefits set forth in [Paragraph 6]/[Section 6(A)(i)-(iii)] of the Employment

Agreement, and/or (v) any earned, but unpaid, wages or paid-time-off payable upon a termination of employment that may be owed pursuant to Company policy and applicable law or any unreimbursed expenses payable in accordance with Company policy.

(d)    Nothing in this Release is intended to prohibit or restrict Executive’s right to file a charge with, or participate in a charge by, the Equal Employment Opportunity Commission or any other local, state, or federal administrative body or government agency; provided, however, that Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties to the fullest extent permitted by law, excepting any benefit or remedy to which Executive is or becomes entitled to pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

(e)    Notwithstanding anything in this Release to the contrary, Executive’s release of Claims under the ADEA (the “ADEA Release”) shall only become effective upon: (i) Executive’s separate signature set forth on the signature page of this Release reflecting her assent to her release of Claims under the ADEA and (ii) the occurrence of the ADEA Release Effective Date.

(f)    Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this Section 1 and that Executive further agrees that she is not aware of any such right or Claim covered by this Section 1.

(g)    Executive acknowledges that, as of the date upon which Executive signs this Release, Executive has not (i) filed a Claim with any local, state, or federal administrative body or government agency or (ii) furnished information or assistance to any non-governmental person or entity, who or which is taking or considering whether to take legal action against any of the Released Parties.

2.Return of Company Property. Executive represents that she has returned to the Company all Company property and confidential and proprietary information in her possession or control, in any form whatsoever, including without limitation, equipment, telephones, smart phones, PDAs, laptops, credit cards, keys, access cards, identification cards, security devices, network access devices, pagers, documents, manuals, reports, books, compilations, work product, e-mail messages, recordings, tapes, removable storage devices, hard drives, computers and computer discs, files and data, which Executive prepared or obtained during the course of her employment with the Company. Executive has also provided the Company with the passcodes to any lock devices or password protected work-related accounts. If Executive discovers any property of the Company or confidential or proprietary information in her possession after the date upon which she signs this Agreement, Executive shall immediately return such property.

3.Nondisparagement. Subject to Section 6 below, Executive agrees not to (a) make any statement, written or oral, directly or indirectly, which in any way disparages the Released Parties or their business, products or services in any manner whatsoever, or portrays the Released Parties or their business, products or services in a negative light or would in any way place the Released Parties in disrepute; and/or (b) encourage anyone else to disparage or criticize the Released Parties or their business, products or services, or put them in a bad light.

4.Consultation/Voluntary Agreement. Executive acknowledges that the Company has advised Executive to consult with an attorney prior to executing this Release. Executive has carefully read and fully understands all of the provisions of this Release. Executive is entering into this Release, knowingly, freely and voluntarily in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this Release.

5.Review and Revocation Period. Executive has been given twenty-one (21) calendar days to consider the terms of this Release, although Executive may sign it at any time sooner. Executive has seven (7) calendar days after the date on which Executive executes this Release for purposes of the ADEA Release to revoke Executive’s consent to the ADEA Release. Such revocation must be in writing and must be e-mailed to [__] at [__]. Notice of such revocation of the ADEA Release must be received within the seven (7) calendar days referenced above. In the event of such revocation of the ADEA Release by Executive, with the exception of the ADEA Release (which shall become null and void), this Release shall otherwise remain fully effective. Provided that Executive does not revoke her execution of the ADEA Release within such seven (7) day revocation period, the “ADEA Release Effective Date” shall occur on the eighth calendar day after the date on which she signs the signature page of this Release reflecting Executive’s assent to the ADEA Release. If Executive does not sign this Release (including the ADEA Release) within twenty-one (21) days after the Company presents it to her, or if Executive timely revokes the ADEA Release within the above-referenced seven day period, Executive shall have no right to the payments and benefits set forth in [Paragraph 6]/[Section 6(A)(i)-(iii)] of the Employment Agreement.

6.Permitted Disclosures. Nothing in this Release or any other agreement between Executive and the Company or any other policies of the Company or its affiliates shall prohibit or restrict Executive or Executive’s attorneys from: (a) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Release, or as required by law or legal process, including with respect to possible violations of law; (b) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency or legislative body, any self-regulatory organization, and/or pursuant to the Sarbanes-Oxley Act; or (c) accepting any U.S. Securities and Exchange Commission awards. In addition, nothing in this Release or any other agreement between Executive and the Company or any other policies of the Company or its affiliates prohibits or restricts Executive from initiating communications with, or responding to any inquiry from, any regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Pursuant to 18 U.S.C. § 1833(b), Executive will not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (x) in confidence to a Federal, state, or local government official, either directly or indirectly, or to Executive’s attorney and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order. Nothing in this

Release or any other agreement between the Company and Executive or any other policies of the Company or its affiliates is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.

7.No Admission of Wrongdoing. Neither this Release, nor the furnishing of the consideration for this Release, shall be deemed or construed at any time to be an admission by the parties of any improper or unlawful conduct, and all of the parties expressly deny any improper or unlawful conduct.

8.Third-Party Beneficiaries. Executive acknowledges and agrees that all Released Parties are third-party beneficiaries of this Release and have the right to enforce this Release.

9.Amendments and Waivers. No amendment to or waiver of this Release or any of its terms will be binding unless consented to in writing by Executive and an authorized representative of the Company. No waiver by any Released Party of a breach of any provision of this Release, or of compliance with any condition or provision of this Release to be performed by Executive, will operate or be construed as a waiver of any subsequent breach with respect to any other Released Party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of any Released Party to take any action by reason of any breach will not deprive any other Released Party of the right to take action at any time.

10. Governing Law; Jury Waiver. This Release shall be governed by, and construed in accordance with, the laws of the State of New Jersey, without regard to the application of any choice-of-law rules that would result in the application of another state’s laws. Subject to Section 13 below, Executive irrevocably consents to the jurisdiction of, and exclusive venue in, the state and federal courts in New Jersey with respect to any matters pertaining to, or arising from, this Release. EXECUTIVE EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS RELEASE OR THE MATTERS CONTEMPLATED HEREBY.

11.Savings Clause. If any term or provision of this Release is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Release or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision of this Release is invalid, illegal or unenforceable, this Release shall be enforceable as closely as possible to its intent of providing the Released Parties with a full release of all legally releasable claims through the date upon which Executive signs this Release.

12.Continuing Obligations. [Paragraphs 9 and 10]/[Section 7] of the Employment Agreement [are/][is] incorporated herein by reference (the “Continuing Obligations”). If Executive breaches the Continuing Obligations, all amounts and benefits payable under this Release shall cease and, upon request, Executive shall immediately repay to the Company any and all amounts already paid pursuant to this Release. If any one or more of the Continuing Obligations shall be held by an arbitrator or a court of competent jurisdiction to be excessively broad as to duration, geography, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

13.Arbitration. [Appendix A]/[Section 15] of the Employment Agreement is incorporated herein by reference and such terms and conditions shall apply to any disputes under this Agreement.

14.Entire Agreement. Except as expressly set forth herein, Executive acknowledges and agrees that this Release constitutes the complete and entire agreement and understanding between the Company and Executive with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release, including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 hereof. Executive represents that, in executing this Release, Executive has not relied upon any representation or statement made by any of the Released Parties, other than those set forth in this Release, with regard to the subject matter, basis, or effect of this Release.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, Executive has executed this Release as of the below-indicated date(s).

EXECUTIVE

_______________________________________
(Signature)

Print Name: _____________________________

Date: ___________________________________

ACKNOWLEDGED AND AGREED
WITH RESPECT TO ADEA RELEASE

EXECUTIVE

_______________________________________
(Signature)

Print Name: _____________________________

Date: ___________________________________